NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 15, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 4, 2019 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Fibria Celulose S.A. and Suzano Papel e Celulose S.A. became effective before market open on January 4, 2018. Each American Depositary Share (each representing one Common Share) was converted into approximately BRL 50.12 and 0.23065 of Suzano Papel e Celulose S.A. (each representing two Common Shares) subjet to final adjustment. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 4, 2019.